Exhibit 19.1
INSIDER TRADING POLICY

KATAPULT HOLDINGS, INC.

As amended by the Board of Directors as of November 2, 2023i

i Originally adopted August 5, 2021
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Table of Contents
Page
Section 2.    Trading in Katapult Securities While in Possession of Material Nonpublic Information is Prohibited    1
Section 3.    Trading Window    2
Section 4.    Gifts of Securities    2
Section 5.    Trading in Other Public Companies’ Securities While in Possession of Material Nonpublic Information is Prohibited    2
Section 6.    Certain Types of Transactions Are Prohibited or Subject to Prior Approval Requirements    2
Section 7.    Sharing Material Nonpublic Information is Prohibited    3
Section 8.    Recommendations Regarding Trading in Company Securities are Prohibited    4
Section 9.    Only Designated Company Spokespersons Are Authorized to Disclose Material Nonpublic Information    4
Section 10.    Employees Must Follow Company Guidelines Pertaining to Electronic Communications    4
Section 11.    Equity Incentive Plans    4
Section 12.    Directors, Officers and Certain Named Employees Are Subject to Additional Restrictions    4
Section 13.    Policy Violations Must Be Reported    5
Section 14.    Insider Trading Compliance Officers    5
Section 15.    Definition of “Material Nonpublic Information”    6
Section 16.    Violations of Insider Trading Laws or This Policy Can Result in Severe Consequences    7
Section 17.    This Policy Is Subject to Revision    7
Section 18.    All Persons Must Acknowledge Their Agreement to Comply with This Policy    7
Section 19.    Oversight by the Nominating and Corporate Governance Committee    7

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Section 1. All Employees, Officers, Directors and their Family Members and Affiliates Are Subject to this Policy. This Insider Trading Policy (“Policy”) applies to all employees, outside directors, officers, and consultants of Katapult Holdings, Inc., a Delaware corporation (“Katapult” or the “Company”), their family members and entities or accounts over which such individuals have or share voting or investment control or in which such individuals have a direct or financial interest and which are established or maintained with their consent or knowledge. This Policy also applies to any other person who receives material nonpublic information from any Katapult insider or is otherwise designated by the Compliance Officer. For purposes of this policy, “family members” include spouses, partners, minor children (even if financially independent) and other people who live with you, or are financially dependent on you or to whom you provide significant financial support, and also include those whose transactions in securities are directed by you or are subject to your influence or control.

This Policy continues to apply following termination of employment or other relationship with Katapult until after the first trading day that any material nonpublic information in your possession has become public or is no longer material. Each employee, officer, consultant and director is personally responsible for the actions of their family members and other persons with whom they have a relationship who are subject to this policy, including any pre-clearances required.

In addition, the Company itself must comply with U.S. securities laws applicable to its own securities trading activities, and will not effect transactions in respect of its securities, or adopt any securities repurchase plans, when it is in possession of material nonpublic information concerning the Company, other than in compliance with applicable law, subject to the policies and procedures adopted by the Company and attached as Appendix II hereto, if applicable, and the prior approval of the Compliance Officer.

Section 2. Trading in Katapult Securities While in Possession of Material Nonpublic Information is Prohibited. The purchase or sale of securities by any person who possesses material nonpublic information is a violation of U.S. federal and state securities laws. It is important to avoid the appearance, as well as the fact, of trading based on material nonpublic information.

No person subject to this Policy who is aware of material nonpublic information relating to Katapult may, directly or indirectly (through family members, other persons, entities or otherwise) buy, sell, or otherwise trade in the securities of Katapult, or advise anyone else to do so, other than pursuant to a trading plan that complies with Rule 10b5-1 promulgated by the Securities and Exchange Commission (“SEC”) or as specifically exempted in Section 11 of this Policy, or otherwise engage in any action to take personal advantage of that information. For purposes of this Policy, the term “trade” includes any transaction in Katapult securities, including gifts, pledges, increasing or decreasing investments in Company securities through a retirement account and any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of a company's equity securities.

This Policy applies to all transactions in Katapult securities, including any securities the Company may issue from time to time, such as common stock, preferred stock, warrants and
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convertible debentures, as well as to derivative securities relating to the Company’s securities, whether or not issued by Katapult, such as exchange-traded options.

Each person subject to this Policy may, from time to time, have to forego a proposed transaction even if they planned to make the transaction before learning material nonpublic information and even though they may suffer economic loss or forego anticipated profit by waiting.

Section 3. Trading Window. Directors, officers and employees of the Company are only permitted to purchase or sell Katapult securities during an open “trading window.” The trading window generally opens following the close of trading on the first full trading day following the public issuance of the Company’s earnings release for the most recent fiscal quarter and closes at the close of trading on the 15th day of the last month of a fiscal quarter (or, if such day is not a trading day, the close of trading on the last trading day preceding such day). The Compliance Officer may advise directors, officers and employees of the Company when the trading window opens and closes; provided that, in any event, directors, officers and employees of the Company are charged with the knowledge of and responsible for their own compliance with this Policy. Even during an otherwise open trading window, directors, officers and employees of the Company are prohibited from trading in Katapult securities while in possession of material nonpublic information.

In addition to when the trading window is scheduled to be closed and in order to avoid any questions and to protect both individual directors, officers and employees and the Company from any potential liability, from time-to-time Katapult may impose a special “blackout” period during which some or all directors, officers and employees may not buy or sell Katapult securities. The Compliance Officer will impose such a blackout period if, in their judgment, there exists (or may exist) nonpublic information that would make trades by Katapult directors, officers and employees (or certain employees) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws. If you are made aware of such a blackout period, do not disclose its existence to anyone.

Section 4. Gifts of Securities. Gifts of Company securities should only be made (i) when an employee, officer, consultant or director is not in possession of material nonpublic information and (ii) inside a trading window. Gifts of Company securities are otherwise subject to this Policy.

Section 5. Trading in Other Public Companies’ Securities While in Possession of Material Nonpublic Information is Prohibited. No person subject to this Policy who possesses material nonpublic information relating to other publicly traded companies, including our vendors, customers and partners, as a result of employment with Katapult or the performance of services on our behalf, may, directly or indirectly (through family members, other persons, entities or otherwise) buy or sell securities of such other companies, or advise anyone else to do so, or otherwise engage in any action to take personal advantage of that information.

Section 6. Certain Types of Transactions Are Prohibited or Subject to Prior Approval Requirements.

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A. Short Sales. Short sales of Katapult securities are prohibited, as short sales evidence the seller’s expectation that Katapult securities will decline in value, signal to the market that the seller has no confidence in the Company or its short-term prospects, and may reduce the seller’s incentive to improve Katapult performance. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits executive officers and directors from engaging in short sales.

B. Publicly Traded Options. Transactions in puts, calls or other derivative securities involving Katapult stock are prohibited, as any such transaction is, in effect, a bet on the short-term movement of the Company’s stock, creates the appearance of trading based on inside information, and may focus attention on short-term performance at the expense of Katapult long- term objectives.

C. Hedging Transactions. Hedging or monetization transactions (including but not limited to zero-cost collars, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments) are prohibited, as such transactions allow you to continue to own Katapult securities without the full risks and rewards of ownership and as a result, you may not have the same objectives as other stockholders.

D. Margin Accounts and Pledges. Pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions. For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Because such a sale may occur at a time when a person subject to this Policy has material inside information or is otherwise not permitted to trade in Company securities, the Company prohibits from pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

E. Short-Term Trading. Executive officers and directors who purchase Katapult securities in the open market may not sell any Katapult securities of the same class during the six months following the purchase (or vice versa), as short-term trading of the Company’s securities may be distracting and may unduly focus the person on short-term stock market performance, instead of Katapult long-term business objectives, and may result in the disgorgement of any short swing profits.

Section 7. Sharing Material Nonpublic Information is Prohibited. No person subject to this Policy who possesses material nonpublic information relating to Katapult or any other publicly traded companies may directly or indirectly (through family members, other persons, entities or otherwise) pass that information on to others outside the Company (except as appropriate in the conduct of Company business, and under suitable non-disclosure obligations by the outsider recipient), including friends, family, or other acquaintances (referred to as “tipping”) until such information has been disseminated to the public. You must treat material nonpublic information about our business partners with the same care required with respect to such information related directly to Katapult.

Tipping includes passing information under circumstances that could suggest that you were trying to help another profit or avoid a loss. Exercise care when speaking with others who do not “need to know”, even if they are subject to this Policy, as well as when communicating with family, friends and others not associated with Katapult. To avoid the appearance of
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impropriety, refrain from discussing our business or prospects or making recommendations about buying or selling our securities or the securities of other companies with which we have a relationship. Inquiries about Katapult should be directed to our Investor Relations or Legal teams.

Section 8. Recommendations Regarding Trading in Company Securities are Prohibited. No person subject to this Policy may make recommendations or express opinions on trading in Katapult securities while in possession of material nonpublic information, except to advise others not to trade in Katapult securities if doing so might violate the law or this Policy.

Section 9. Only Designated Company Spokespersons Are Authorized to Disclose Material Nonpublic Information. U.S. federal securities laws prohibit the Company from selectively disclosing material nonpublic information. Katapult has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release as set out in more detail in the Katapult Disclosure and Regulation FD Policy. Employees may not, therefore, disclose material nonpublic information to anyone outside the Company, including family members and friends, other than in accordance with those established procedures. Any inquiries about the Company should be directed to our Corporate Communications and Investor Relations teams. Additionally, the Legal team is responsible for handling legal matters that may involve certain disclosures.

Section 10. Employees Must Follow Company Guidelines Pertaining to Electronic Communications. Employees must follow the Katapult Disclosure and Regulation FD Policy before participating in any Internet electronic communication forums concerning the Company.

Section 11. Equity Incentive Plans. The trading restrictions set forth in this Policy do not apply to the exercise of stock options or other equity awards for cash or to securities acquired or retained by the Company directly (such as to cover tax withholding obligations), but do apply to all sales of securities acquired through the exercise of stock options or other equity awards, including “same-day sale” or cashless exercise of Company stock options.

Section 12. Directors, Officers and Certain Named Employees Are Subject to Additional Restrictions.

A.Section 16 Insiders. The Company’s directors and certain executive officers (“Section 16 Insiders”) are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act and the underlying rules and regulations promulgated by the SEC.

B.Insider Employees. Katapult has designated the persons with the roles/titles listed on Exhibit A as employees who have (or are likely to have) frequent access to material nonpublic information concerning the Company (“Insider Employees”). The Company will amend Exhibit A from time to time as necessary

C.Additional Restrictions. Because Section 16 Insiders and Insider Employees regularly possess material nonpublic information about the Company, and in light
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of the reporting requirements to which Section 16 Insiders are subject under Section 16 of the Exchange Act, Section 16 Insiders and Insider Employees are subject to the additional restrictions set forth in Appendix I hereto. For purposes of this Policy, Section 16 Insiders and Insider Employees are each referred to as “Insiders.”

Section 13. Policy Violations Must Be Reported. Any person who violates this Policy, the Company’s Disclosure and Regulation FD Policy or any federal or state laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.

Section 14. Insider Trading Compliance Officers. Unless the Board of Directors provides otherwise, the Company’s Chief Operations Officer or General Counsel shall act as the Company’s Insider Trading Compliance Officer (“Compliance Officer”); provided, however, that if the General Counsel is a party to a proposed trade, transaction or inquiry relating to this Policy, the Company’s Chief Financial Officer shall act as the Compliance Officer with respect to such proposed trade, transaction or inquiry. The Compliance Officer may delegate his or her authority to act as the Compliance Officer as he or she deems necessary or appropriate in his or her sole discretion. The duties of the Compliance Officer and his/her delegees may include the following:

•Administering, monitoring and enforcing compliance with the Policy.
•Responding to all inquiries relating to this policy and its procedures.
•Designating and announcing special trading blackout periods during which no Insiders may trade in Company securities.
•Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons as the Compliance Officer determines have access to material nonpublic information concerning the Company.
•Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations.
•Assisting in the preparation and filing of all required SEC reports relating to trading in Company securities by Insiders, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
•Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to trading by Insiders, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
•Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations.
•Maintaining the accuracy of the list of roles/titles as set forth on Exhibit A, and updating such list periodically as necessary to reflect additions or deletions.

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Section 15. Definition of “Material Nonpublic Information”

A.“Material”. Information about the Company, its suppliers, customers or competitors, acquired by any persons through their work at the Company, is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about Katapult. In simple terms, material information is any type of information which could reasonably be expected to affect the market price of Katapult securities or an investor’s decision to buy or sell Katapult securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed material, the following information ordinarily would be considered material:
•Financial performance, including operating results and changes in performance or liquidity.

•Projections of future earnings or losses, or other earnings guidance, and any changes to previously announced earnings guidance.
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•Company projections and strategic plans.

•New major contracts, suppliers, or finance sources or the loss thereof.

•Development or release of a significant new product or service.

•Significant pricing or cost changes.

•Potential mergers or acquisitions, the sale of Company assets or subsidiaries or major partnering agreements.

•Changes in senior management or the Board of Directors or changes in control of the Company.

•Stock splits, public or private securities offerings, significant changes in borrowings or changes in Company dividend policies or amounts.

•Share repurchases and equity raises.

•Actual or threatened major litigation, or the resolution of such litigation.

•Cybersecurity risks and incidents, including vulnerabilities and breaches.

•Changes in the Company’s auditor or auditor notification that the Company may no longer rely on an audit report.

•Significant changes in accounting treatment, write-offs or the effective tax rate.

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•Changes in debt ratings or analyst upgrades or downgrades of the Company or its securities.

B.“Nonpublic”. Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the SEC or through major newswire services, national news services or financial news services and/or the investing public has not had time to fully absorb the information. For purposes of this Policy, information will be considered public after the close of trading on the first full trading day following the Company’s widespread public release of the information.

C.Consult Compliance Officer When in Doubt. Any employees who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.

Section 16. Violations of Insider Trading Laws or This Policy Can Result in Severe Consequences.

A.Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge profit made or loss avoided, pay civil penalties up to three times the profit made or loss avoided, face private action for damages, as well as be subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.

B. Company Discipline. Violation of this Policy or federal or state insider trading laws by any director, officer or employee may subject the director to removal proceedings and the officer or employee to disciplinary action by the Company, including termination for cause.

Section 17. This Policy Is Subject to Revision. Katapult may change the terms of this Policy from time to time to respond to developments in law and practice, and will take steps to inform all affected persons of any material changes.

Section 18. All Persons Must Acknowledge Their Agreement to Comply with This Policy. The Policy will be available on the Company’s internal website, delivered to all persons subject to this Policy upon adoption, and to all new other persons at the start of their employment or relationship with the Company. Upon first receiving a copy of the Policy or any revised versions, each such person must sign an acknowledgment that they have received a copy and agrees to comply with the Policy’s terms. This acknowledgment and agreement will constitute consent for Katapult to impose sanctions for violation of this Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy.

Section 19. Oversight by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors will be responsible for monitoring and recommending any modification to this Policy,
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if necessary or advisable, to the Board of Directors. The Committee will also review, at least annually, those individuals deemed to be Insiders for purposes of this Appendix I.

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APPENDIX I

Special Restrictions on Transactions in Company Securities by Insiders

To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these special restrictions relating to transactions in our securities by Insiders. Insiders are responsible for ensuring compliance with this Appendix I, including restrictions on all trading during certain periods, by family members and members of their households and by entities over which they exercise voting or investment control. Insiders should provide each of these persons or entities with a copy of this Policy.

Section 1. Trade Pre-Clearance Required. As part of this Policy, all purchases and sales of equity securities of the Company by Insiders, other than transactions that are not subject to the Policy or transactions pursuant to a Rule 10b5-1 trading plan authorized by the Compliance Officer, must be pre-cleared by the Compliance Officer. This requirement is intended to prevent inadvertent Policy violations, avoid trades involving the appearance of improper insider trading, facilitate timely Form 4 reporting by Section 16 Insiders and avoid transactions that are subject to disgorgement under Section 16(b) of the Exchange Act.

Requests for pre-clearance must be submitted via email to the Compliance Officer at least five business days in advance of each proposed transaction. If the Insider does not receive a response from a Compliance Officer within 24 hours, the Insider must follow up to ensure that the message was received. Each Insider request for pre-clearance should include the nature of the proposed transaction and the expected date of the transaction. In addition, each request by a Section 16 Insider for pre-clearance should also include the following information:

•Number of shares involved.

•If the transaction involves a stock option exercise, the specific option to be exercised.

•Contact information for the broker who will execute the transaction.
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Once the proposed transaction is pre-cleared, the Insider may proceed with it on the approved terms, provided that they comply with all other securities law requirements, such as Rule 144 and prohibitions regarding trading on the basis of inside information, and with any special trading blackout imposed by the Company prior to the completion of the trade.

Section 2. Pre-Clearance of Rule 10b5-1 Plans Required. Pre-clearance is required for the establishment of a Rule 10b5-1 trading plan at least five full trading days prior to entry into or modification of the plan. However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan. All Section 16 Insiders must immediately report the results of transactions effected under a trading plan to the Compliance Officer since they will be reportable on Form 4 within two business days following the execution of the trade. Notwithstanding the foregoing, any transactions by the Compliance Officer, or a delegee of the Compliance Officer under this Policy, shall be subject to pre-clearance by the Chief Financial Officer.
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Section 3. Trading Outside the Trading Window; Hardship Exemptions. No trading is permitted outside the trading window, except that the Compliance Officer may, on a case by case basis, authorize a transaction in Katapult securities outside of the trading window (but in no event during a special blackout period) due to financial or other hardship. Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship. The Insider requesting the hardship exemption must also certify to the Compliance Officer within two business days prior to the date of the proposed trade that they are not in possession of material nonpublic information concerning Katapult. The existence of the foregoing procedure does not in any way obligate the Compliance Officer to approve any hardship exemption requested by an Insider.

Section 4. Brokers. All Insiders must ensure that their broker does not execute any transaction for the Insider (other than under a previously authorized Rule 10b5-1 trading plan) until the broker has verified with the Compliance Officer that the transaction has been pre-cleared.

Section 5. Reporting of Transactions Required. To facilitate timely reporting under Section 16 of the Exchange Act, Section 16 Insiders are required to on the next business day following the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 plan, on the the next business day following the day the Insider is advised of the terms of the transaction, (a) report the details of each transaction to the Compliance Officer and (b) arrange with persons whose trades must be reported by the Insider under Section 16 (such as immediate family members living in the Insider’s household) to immediately report directly to the Company and to the Insider the following transaction details:
•Transaction date (trade date).

•Number of shares involved.

•Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees).

•For stock option exercises, the specific option exercised.

•Contact information for the broker who executed the transaction.

•Specific representation that the Insider is not in possession of material nonpublic information.

The transaction details must be reported to the Compliance Officer, with copies to Katapult personnel who will assist the Section 16 Insider in preparing their Form 4. Note that the Form 4 filing requirement and related deadline also applies to any donation or gift of the Company’s equity securities by the Insider, regardless of the recipient.

Section 6. Special Guidelines for 10b5-1 Trading Plans. Notwithstanding the foregoing, an Insider will not be deemed to have violated this Policy for transactions that meet all of the enumerated criteria below:
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A. The transaction must be made pursuant to a documented plan (the “Plan”) entered into in good faith that complies with all provisions of Rule 10b5-1(c) (the “Rule”), including, without limitation:

1. Each Plan must:

a. specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or

b. include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold.

2. In any case, such Plan must (by its terms or by the manner in which it is implemented) prohibit the Insider and any other person who possesses material nonpublic information from exercising any subsequent influence over how, when, or whether to effect purchases or sales.

3. No sales may occur under such Plan until expiration of a cooling-off period consisting of:

a. if the Insider is a Section 16 Insider, the later of (i) ninety days after the adoption of the contract, instruction, or plan, or (ii) two business days following the disclosure of Katapult’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Plan was adopted that discloses Katapult’s financial results, provided that such cooling-off period will be no greater than 120 days after adoption of the Plan; or

b if the Insider is not a Section 16 Insider, 30 days after the adoption of the plan.

4. Such Plan must include a representation certifying that, on the date of adoption of the Plan, the Insider was not aware of any material nonpublic information about the Company or its securities and the Insider is adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of the Rule.

B. Each Plan must be authorized prior to the effective time of any transactions under such Plan by the Company’s Compliance Officer. The Company reserves the right to withhold authorization of any Plan that the Compliance Officer determines, in their sole discretion,
1. fails to comply with the Rule, or

2. exposes the Company or the Insider to liability under any other applicable state or federal rule, regulation or law, or

3. creates any appearance of impropriety, or

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4. fails to meet the guidelines established by the Company (including that the first transaction under the Plan should occur no sooner than thirty (30) days after the date of establishment of the Plan), or

5. otherwise fails to satisfy review by the Compliance Officer for any reason, in the sole discretion of the Compliance Officer.

C. Any modification or change to the amount, price, or timing of the purchase or sale of the securities underlying a Plan will be deemed to be a termination of such Plan and the adoption of a new Plan, subject to all of the terms of this Section 8 and subject to authorization by the Compliance Officer in accordance with Section 6 above. All other modifications or deviations from a Plan are also subject to the authorization of the Compliance Officer in accordance with Section B above. Modifications or deviations from a Plan may only be made during an open trading window and when the Insider does not otherwise possess material nonpublic information about the Company. Any modifications to the Plan or deviations from the Plan (other than termination thereof) without prior authorization of the Compliance Officer is a violation of this Policy.

D. Each Plan must be established at a time when the trading window is open, or when the Board, the Committee, or the Compliance Officer has otherwise provided notice to Insiders of an open period for the adoption of Plans, and the person is not in possession of material nonpublic information.

E. Each Plan should provide (or the Insider must otherwise arrange for) appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144, Rule 701 and Section 16(b), applicable to securities transactions under the Plan by the Insider, including any filings pursuant thereto. All filings required by the Exchange Act are the sole obligation of the Insider and not the Company.

F. Each Plan must provide for the suspension of all transactions under such Plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events.

G. Insiders must act in good faith respect to a Plan when the Plan is adopted and for the duration of the Plan.

H. An Insider may have only one Plan in effect at any time, except that a written, irrevocable election (an “Election”) by an Insider to sell a portion of shares as necessary to satisfy statutory tax withholding obligations arising solely from the vesting of compensatory awards (not including options) (“Sales to Cover”) is permitted even if not included in the directions in the Insider’s Plan, provided that (a) the Election is made during an open trading window under the Policy, (b) at the time of the Election, the Insider is not aware of any material, nonpublic information with respect to the Company or any securities of the Company, (c) the Sales to Cover are made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, (d) the Insider does not have, and will not attempt to exercise,
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authority, influence or control over any such Sales to Cover, and (e) the Election contains appropriate representations as to clauses (b)-(d).

An Insider may adopt a new Plan to replace an existing Plan before the scheduled termination date of such existing Plan, so long as the first scheduled trade under the new Plan does not occur until after all trades under the existing Plan are completed or expire without execution (subject to any applicable cooling-off period). Additionally, if an existing plan is terminated early and another Plan is already in place, the first trade under the later-commencing Plan must not be scheduled to occur until after the end of the cooling-off period that would be applicable under Section 6.A above if the date of adoption of the later-commencing Plan were the date of termination under the existing Plan. A series of separate contracts with different brokers to execute trades under a Plan may be treated as a single plan, provided the contracts as a whole meet the conditions under the Rule, and provided further that any amendment of one contract is treated as an amendment of all of the contracts under the plan.

I. In any 12-month period, an Insider is limited to one “single-trade plan” — one designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction. The following do not constitute single-trade plans: (a) a Plan that gives discretion to an agent over whether to execute the Plan as a single transaction or that provides the agent’s future acts depend on facts not known at the time the Plan’s adoption and might reasonably result in multiple transactions and (b) Sales to Cover.

J. None of the Company, the Compliance Officer, nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their authorization of an Insider’s Plan, to have represented that any Plan complies with the Rule or to have assumed any liability or responsibility to the Insider or any other party if such Plan fails to comply with the Rule.

Section 7. Company Disclosures. The Company will disclose in its quarterly and annual reports the material terms of the Plans adopted or terminated (which includes modifications) by Section 16 Insiders, as required by the SEC’s rules, including the identity of the person, the date of adoption or termination, the duration of the trading arrangement and the aggregate number of securities under the Plan.

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APPENDIX II

Special Guidelines on Repurchases of Company Securities by the Company

These procedures govern repurchases of the Company's equity securities ("Repurchases") approved from time to time by the Board of Directors of the Company to help ensure that such Repurchases are not made, or a share repurchase plan is not adopted, when the Company is in possession of material nonpublic information concerning the Company.

Section 1. It is the Company's policy that no Repurchases may take place outside a trading window or when the Company is otherwise in possession of material nonpublic information other than Repurchases made pursuant to a Rule 10b5-1 trading plan or otherwise in compliance with applicable law.

Section 2. Any Repurchases, or the adoption of a Rule 10b5-1 trading plan to effect Repurchases shall be subject to the following procedures:

A. The adoption of a Rule 10b5-1 trading plan shall be subject to prior written approval by the Compliance Officer. The Compliance Officer shall take such steps as he or she deems reasonably necessary to ascertain that the Company is not in possession of material nonpublic information at the time of plan adoption, including but not limited to consulting with other members of senior management (each, an “Authorized Officer”) and/or legal counsel.

B. With respect to Repurchases that have been approved by the Board of Directors, if at any time during the period such Repurchases are scheduled to take place, the Compliance Officer or any Authorized Officer becomes aware of any material nonpublic information, they shall notify the relevant employee(s) at the Company responsible for effecting Repurchases as soon as practicable to suspend such Repurchases.

C. Once the Compliance Officer and such Authorized Officer are satisfied that, to their knowledge, the Company is no longer in possession of material nonpublic information, they shall notify the relevant employee(s) that the Company may resume its Repurchases.

Section 3. The Compliance Officer shall maintain a record of the communications referred to in these policies and procedures in compliance with the Company's recordkeeping policies.

Section 4. Company directors, officers and employees who are involved in the Company's securities trading activities shall be provided training on these policies and procedures consistent with the Company's employee training policies.

Section 5. These policies and procedures may be modified, and specific requirements therein may be waived, subject to approval by the Compliance Officer if he or she deems such modifications or waivers are appropriate based on particular facts and circumstances, and in compliance with applicable law
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Section 6. These policies and procedures must be reviewed periodically as determined by the Compliance Officer. Any material amendments to these policies and procedures shall require the approval of the Compliance Officer.

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EXHIBIT A

INSIDERS

(as of November 2, 2023)

All Section 16 Insiders
All employees who report directly to the CEO (the executive leadership team)
All Company employees in the Finance department involved in financial reporting or financial analysis / budgeting and business intelligence functions.
All Company employees in the Legal department
All Information Technology or Analytics department employees that have access to Company sensitive files or systems including financial, legal or senior executives.
The Director of Security, Data Security and his or her direct reports
All Company employees in the Investor Relations department
Any Company employees designated as an Insider Employee by the Legal Department on a temporary or permanent basis

Version History

Version Number	Date
Version 1	June 9, 2021
Version 2	November 2, 2023

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